EXHIBIT 99.1


             SBC COMMENCES TENDER OFFER FOR SENIOR COMCAST CELLULAR
                                CORPORATION DEBT


         San Antonio, Texas, June 17, 1999-SBC Communications Inc. ("SBC") today announced that it has commenced a tender offer for all of the outstanding 9 1/2% Senior Notes due May 1, 2007 (the "Securities") issued by Comcast Cellular
Corporation ("Comcast Cellular"), in connection with the closing of SBC's purchase of all stock of Comcast Cellular, which is expected to be consummated shortly.

         Under the terms of the offer, SBC will purchase the outstanding Securities of Comcast Cellular at a purchase price determined by reference to a fixed spread of 50 basis points over the yield to maturity of the United States Treasury 6.625% Note due April 30, 2002, plus accrued and unpaid interest to but excluding such date of payment. The purchase price includes an amount equal to 3.5% of the principal amount that will be paid only for Securities tendered at or prior to a "consent payment deadline," which is expected to be 5:00 p.m., New York City time, on June 30, 1999.

         In connection with the offer, SBC is also seeking consents to certain proposed amendments to the Indenture under which the Securities were issued. The purpose of the proposed amendments is to eliminate certain restrictive covenants contained in the Indenture, thereby affording Comcast Cellular additional financial and operational flexibility. The offer is conditioned upon, among other things, the receipt of the requisite consents to adopt such proposed amendments, and the closing of SBC's purchase of all stock of Comcast Cellular.

         The offer will expire at 5:00 p.m., New York City time, on July 15, 1999, unless extended. Withdrawal rights for any Securities tendered will expire at 5:00 p.m., New York City time, on the first business day following the "consent payment deadline." Payment for tendered Securities will be made in same day funds on the first business day following expiration of the offer, or as soon thereafter as practicable.

         Goldman, Sachs & Co. will act as Dealer Managers for the offer. The Information Agent is Beacon Hill Partners, Inc., and the Depositary is The Bank of New York.

         This press release is neither an offer to purchase nor a solicitation of an offer to sell the Securities. The offer is made only by an Offer to Purchase and Consent Solicitation Statement dated June 17, 1999. Persons with questions regarding the offer



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should contact the Information Agent at (800) 755-5001 or the Dealer Managers at
800-828-3182.

         SBC Communications Inc. (www.sbc.com) is a global leader in the telecommunications industry, with more than 37.7 million access lines and 7.2 million wireless customers across the United States, as well as investments in telecommunications businesses in nine other countries. Under the Southwestern Bell, Pacific Bell, SNET, Nevada Bell and Cellular One brands, SBC, through its subsidiaries, offers a wide range of innovative services. SBC offers local and long-distance telephone service, wireless communications, data communications, paging, Internet access, and messaging, as well as telecommunications equipment, and directory advertising and publishing. SBC has more than 130,000 employees and its annual revenues rank it in the top 50 among Fortune 500 companies.


FOR MORE INFORMATION, CONTACT:
            Larry L. Solomon
            Tel:     210/351-3990

            Fax:     210/351-2903
            Internet:      solomonl@corp.sbc.com, for SBC Communications

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